Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is hereby made by and between Jack D. Woodard, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Woodard”), and the Nuclear and Operations Committee (the “Committee”) of the Board of Directors of Ameren Corporation (the “Board”). This Agreement shall be effective on May 1, 2016 (the “Effective Date”).
WHEREAS, Woodard will retire from the Board effective as of April 29, 2016;
WHEREAS, Woodard has served as Chair of the Nuclear Oversight and Environmental Committee of the Board and is willing to provide advisory services to the Committee, which is the successor committee to the Nuclear Oversight and Environmental Committee.
WHEREAS, the Committee is willing to engage Woodard as an independent contractor, and not as an employee, for certain pay that is provided under the terms and conditions set forth herein, and which pay is in addition to any other pay and benefits that may be due to Woodard upon his retirement from the Board pursuant to any plans or programs maintained by Ameren Corporation (“Ameren”) for members of the Board.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:
1.Consulting Arrangement. Provided that Woodard abides by all of Woodard’s obligations under Section 3 and that Woodard timely signs, dates and returns the Agreement, the Board agrees to provide a consulting arrangement to Woodard in accordance with this Agreement. Woodard agrees to provide consulting services to the Board beginning on the Effective Date and ending on October 31, 2016 (the “Consulting Period”) as an independent contractor as set forth herein.
(a)    Compensation. For the Consulting Period, Ameren shall pay Woodard a monthly retainer equal to ten thousand dollars ($10,000), beginning May 1, 2016. Under Internal Revenue Code Section 409A ("Section 409A"), each payment shall be treated as a separate payment. Woodard agrees that the payments and promises made by Ameren and the Committee, as applicable, to Woodard under this Agreement constitute valid consideration to Woodard for his obligations and promises made under this Agreement, including those promises made in Section 3.
(b)    Services and Term.
(i)    During the Consulting Period, Woodard will provide expertise and advice to the members of the Committee, as requested by such members. Any documented reasonable expenses Woodard may incur relating to the consulting position, including travel expenses, will be reimbursed by Ameren in accordance with Ameren’s applicable standard policies and procedures, including, but not limited to, Ameren’s Principles of Business Conduct and Guide to Corporate Compliance Policies, and as approved by the Senior Vice President, General Counsel and Secretary of Ameren, or his or her designee.
(ii)    The Consulting Period may be extended upon the mutual agreement of Woodard and the Chairman of the Committee or his or her designee. The arrangement will automatically terminate pursuant to Section 1, unless the parties mutually agree in writing to terminate the arrangement earlier or to extend the Consulting Period. Upon termination of his consulting services and except as otherwise provided therein, Woodard acknowledges that any other obligation pursuant to Section 3 shall remain in effect. Except as provided in Section 1(a), if Woodard ceases to provide consulting services at any time during the Consulting Period, and for any reason, including due to his incapacity to perform such services, as determined in Ameren’s discretion, or death, Ameren will cease, and have no obligation, to pay the compensation provided under Section 1(a). Woodard certifies that Woodard has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Woodard from performing the consulting services or complying with the provisions of this Agreement. Woodard will not enter into any such conflicting agreement during the Consulting Period (including any extensions), without the express consent of the Chairman of the Committee, or his or her designee.
(c)    Independent Contractor. It is the express intention of the Committee and Woodard that Woodard perform any consulting services as an independent contractor to the Committee. Nothing in this Agreement shall in any way be construed to appoint Woodard as an agent or employee of the Committee. Without limiting the generality of the foregoing, Woodard is not authorized to bind the Committee to any liability or obligation or to represent that Woodard has any such authority.
(d)    Benefits. The Committee and Woodard agree that Woodard will not be eligible to participate in any Ameren-sponsored benefit plans or programs that are otherwise available to active employees or members of the Board during his Consulting Period. If Woodard is reclassified by a state or federal agency or court as Ameren’s employee, Woodard will become a reclassified employee and will receive no benefits from Ameren, except those mandated by state or federal law, even if by the terms of Ameren’s benefit plans or programs of Ameren in effect at the time of such reclassification, Woodard would otherwise be eligible for such benefits.
2.    Indemnification.
(a)    Woodard’s Indemnification. Woodard agrees to indemnify and hold harmless Ameren, its affiliates and their respective directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Woodard, (ii) any breach by Woodard of the covenants contained in this Agreement, (iii) any failure of Woodard to perform the consulting services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from Woodard’s use of the work product of Woodard under this Agreement.
(b)    Ameren’s Indemnification. Ameren agrees to indemnify and hold harmless Woodard from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Ameren, its affiliates or their respective employees or agents (other than Woodard) or its directors, (ii) any breach by Ameren, its affiliates or their employees or agents of any of the covenants contained in this Agreement, or (iii) any violation or claimed violation of a third party’s rights resulting in whole or in part from Woodard’s use of the information or materials received from Ameren or an affiliate under this Agreement.
3.    Woodard’s Obligations. For purposes of this Section 3, Ameren refers to Ameren Corporation, its subsidiaries, divisions, affiliate companies, successors, predecessors, directors, officers, shareholders, employees, agents and anyone acting for it.
(a)    Confidential Information. Woodard acknowledges that, by virtue of this consulting arrangement and his prior service as a director of the Board, he has had access to and/or received trade secrets and other confidential and proprietary information and material with regard to Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, or personnel. Confidential Information shall not be considered generally available to the public if Woodard or others improperly reveal such information to the public without Ameren’s express written consent and/or in violation of an obligation of confidentiality to Ameren.
(b)    Disclosure of Confidential Information. Woodard agrees that any Confidential Information will be used by him only during the Consulting Period and only in connection with consulting activities on behalf of or for the benefit of the Board and will not be used in any way that is detrimental to Ameren. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Ameren, Woodard agrees (i) to hold the Confidential Information (whether acquired during his employment with Ameren or during the Consulting Period) in strictest confidence and to apply his best efforts to protect such Confidential Information (including, without limitation, taking at least that level of precaution Woodard employs with respect to his most confidential materials), (ii) to maintain any such Confidential Information or any information derived therefrom wholly separate from information provided to Woodard by any third party or belonging thereto, (iii) not to use or disclose, directly or indirectly, any such Confidential Information or any information derived therefrom to any third party, (iv) not to take any such Confidential Information into the facilities of any third party, (v) not to imitate, engineer or reverse engineer any such Confidential Information, (vi) not to otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Ameren, except as may be necessary to execute his consulting duties, and (vii) to return all Confidential Information in his possession, custody or control to Ameren within two business days of the termination of this Agreement or immediately upon Ameren’s demand to return the Confidential

Information to Ameren. Woodard shall notify Ameren in writing immediately upon the occurrence of any unauthorized release or other breach of this subsection of which Woodard is aware. In the event Woodard receives a subpoena or court order requiring the release of any Confidential Information, Woodard will notify Ameren’s General Counsel sufficiently in advance of the date for the disclosure of such information in order to enable Ameren to contest the subpoena or court order, and Woodard agrees to cooperate with Ameren in any related proceeding involving the release of any Confidential Information. The confidentiality obligations of this subsection shall survive the Consulting Period and the termination of this Agreement.
(c)    Third Party Confidential Information. Woodard recognizes that Ameren has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Ameren’s part to maintain the confidentiality of such information. Such third-party information will be treated in the same manner as Ameren’s Confidential Information as described in subsection (b).
(d)    Return of Ameren Property. Woodard agrees that, within ten business days of the termination of the Agreement, or immediately upon Ameren’s demand, Woodard shall deliver all property and information of Ameren, including Confidential Information and third-party information described in subsection (c), which came into his possession in the course of this consulting arrangement, including but not limited to, project files, keys, reports, memoranda, strategy documents, customer lists, credit cards, computers, office supplies, pagers, mobile devices and printers.
(e)    Ameren Relief. Woodard acknowledges and agrees that the obligations set forth in Section 3(a)-(d) are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Woodard acknowledges and agrees that a breach by Woodard of any of the provisions of Section 3(a)-(d) above will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by Woodard or requiring Woodard to perform Woodard’s obligations hereunder, and, if Ameren prevails, it will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to injunctive, equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which Ameren may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by Woodard of any of the provisions of this Agreement.
(f)    Discontinuation of Payments. Woodard agrees that if he breaches any of the obligations set forth in Section 3(a)-(d) above, then Ameren has the right to discontinue and not provide any outstanding pay and/or benefits that Woodard would otherwise not have been eligible to receive but for this Agreement.
4.    Cooperation and Disclosure of Information. Woodard further agrees that he shall make himself available to Ameren to provide reasonable cooperation and assistance to Ameren with respect to areas and matters in which he was involved during his service as a director, including any threatened or actual litigation concerning Ameren, and to provide to Ameren, if requested, information relating to ongoing matters of interest to Ameren so long as (i) Ameren takes into consideration his personal and business commitments, will give him as much advance notice as reasonably possible, and ask that he be available only at such time or times as are reasonably convenient to himself and Ameren and (ii) Ameren reimburses him for the actual out-of-pocket expenses he incurs as a result of complying with this provision, subject to his submission to Ameren of documentation substantiating such expenses as Ameren may require.
5.    Cooperation with Federal and State Agencies. Nothing in this Consulting Agreement shall be construed to prohibit Woodard from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern or any public safety concern to the Nuclear Regulatory Commission (“NRC”), the Department of Labor or any other federal or state governmental agency, or any federal or state elected officials or their staff, and shall not be construed to prohibit Woodard from participating in any way as a witness or claimant (for other than monetary damages or re-employment) in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any of the matters identified in this paragraph. Woodard agrees to cooperate fully in any investigation conducted by the NRC, Ameren, the Company, or any state or governmental agency relating to the matters occurring during Woodard’s employment or consulting term at Ameren.
6.    Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof; supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; and resolves all matters, claims and disputes between the parties. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party will be bound by or be liable for any alleged representation, promise or inducement not so set forth.
7.    Amendment. This Agreement may be amended only in a writing signed by both parties.
8.    Waiver. The waiver by Ameren of a breach of any provision of this Agreement by Woodard shall not operate or be construed as a waiver of any subsequent breach by Woodard. The waiver by Woodard of a breach of any provision of this Agreement by Ameren shall not operate or be construed as a waiver of any subsequent breach by Ameren.
9.    Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
10.    Nonalienation of Benefits. Woodard shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

11.    Attorneys’ Fees. Woodard and the Committee agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, unless otherwise noted, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.
12.    Complete Payment. Except as provided under the applicable provisions of Section 1, Woodard shall not be entitled to receive any other payments or benefits from Ameren for his services as a consultant.
13.    Arbitration.  Other than disputes pertaining to rights Woodard may have under a benefit plan of Ameren or Woodard’s obligations under Section 3 of this Agreement, any dispute regarding any aspect of Woodard’s service pursuant to this Agreement, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Claim”), will be exclusively submitted to arbitration before a neutral arbitrator.  If the Board and Woodard (the “Parties”) are unable to agree upon a neutral arbitrator, the Parties will obtain a list of five arbitrators from the American Arbitration Association.  Woodard, first, and then the Board will alternately strike names from the list until only one name remains; the remaining person shall be the arbitrator.  Arbitration of Arbitrable Claims shall be in accordance with the Employment Arbitration Rules of the American Arbitration Association.  Arbitration proceedings shall be held in such location as mutually agreed upon by the Parties.  The arbitrator shall determine the prevailing party in the arbitration.  The arbitrator shall be permitted to award only those remedies otherwise available in law or equity which are requested by the Parties, are appropriate for the claims, and are supported by credible, relevant evidence.  Other than disputes pertaining to rights Woodard may have under a benefit plan of the Board or Woodard’s obligations under Section 3 of this Agreement, Woodard and the Board agree that this arbitration shall be the exclusive means of resolving any Arbitrable Claim and that no other action will be brought by the Parties in any court or other forum.  Notwithstanding the above, any Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.
14.    Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 1(a) -(d) above, or any part thereof, to be unreasonable or unenforceable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision to the maximum extent permitted by applicable law and enforce such provision as so reduced or restricted. In its revised or modified form, such provision shall then be enforceable. Woodard and the Board intend to and hereby confer jurisdiction to enforce the covenants contained in Section 1(a)-(d) upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states will hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Board’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
15.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.
(i)    If to the Committee, to:
Ameren Corporation
1901 Chouteau Avenue
St. Louis, MO 63166
Attn: Senior Vice President, General Counsel and Secretary
(ii)    If to Woodard, to the last address of Woodard that he provided to Ameren.
16.    Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Missouri.
17.    Woodard Acknowledgment. Woodard agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement.
18.    Section 409A Compliance. Ameren and Woodard acknowledge that due to the nature of the expected consulting services Woodard will perform for Ameren that Woodard will not incur a “separation from service” under Section 409A as of April 29, 2016. As a result, any deferred compensation subject to Section 409A of the Code will be made when he no longer performs services for the Board or Ameren, as otherwise determined in accordance with the rules for incurring a separation from service under Section 409A as it relates to independent contractors.
19.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Jack D. Woodard /s/ Jack D. Woodard	Nuclear and Operations Committee of the Board of Directors of Ameren Corporation /s/ Richard J. Harshman Richard J. Harshman Chairman
Dated: 3-22-16	Dated: 3-31-2016

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